Consent of Independent Registered Public Accounting Firm

The Plan Administrator of the

PSS World Medical, Inc. Savings Plan:

We consent to incorporation by reference in the registration statement (No. 33-80657) on Form S-8 of PSS World Medical, Inc. of our report dated September 19, 2007 relating to the financial statements and supplemental schedules of PSS World Medical, Inc. Savings Plan as of March 31, 2007 and 2006, and for the year ended March 31, 2007, which report appears in the March 31, 2007 annual report on Form 11-K of PSS World Medical, Inc. Savings Plan.

September 19, 2007

Certified Public Accountants